Exhibit 10.1

SCBT Financial Corporation — Executive Performance Plan

PURPOSE - The purpose of the SCBT Financial Corporation Executive Performance Plan (this “Executive Performance Plan” or this “Plan”, which terms includes any Annex attached hereto or that may hereafter be attached hereto) is to establish reasonable goals and objectives in light of the economic environment while promoting the long-term growth and financial success of SCBT Financial Corporation and its subsidiaries (the “Company”) by (1) attracting and retaining key officers and employees of outstanding ability, (2) strengthening the Company’s capability to develop, maintain, and direct a competent management team, (3) providing an effective means for selected key officers and employees to acquire and maintain ownership of Company stock, and (4) providing incentive compensation opportunities competitive with those of other major corporations.

This Executive Performance Plan describes the terms pursuant to which the Company plans to distribute cash bonuses and issue stock options and restricted stock to certain of the Company’s key officers and employees.  The stock options and restricted stock described in this Executive Performance Plan will be reserved for issuance under, and will be issued pursuant to, the SCBT Financial Corporation Omnibus Stock and Performance Plan.  The actual issuance of stock options and restricted stock will be made pursuant to separate agreements that will be entered into between the Company and each participant under the SCBT Financial Corporation Omnibus Stock and Performance Plan.  Capitalized terms not defined in this Executive Performance Plan shall have the definitions attributed to such terms in the SCBT Financial Corporation Omnibus Stock and Performance Plan.

TERM - This Executive Performance Plan is intended to cover the fiscal year ending on December 31, 2012. In addition, the Compensation Committee of the Board (the “Committee”) of the Company may determine in its discretion whether to apply this plan in any subsequent years (in which case the Compensation Committee will attached new Annex A and/or Annex B to this Plan with respect to any such year), or to implement a different incentive plan, or no incentive plan, in any subsequent year.   The Committee anticipates that the cash bonus and/or the stock options and restricted stock grants under the Executive Performance Plan for 2012 would be paid out and/or issued in January 2013, based on the achievement of specified performance goals for the year 2012, and otherwise based on the Committee’s evaluation of individual performance (and the Committee anticipates that in any subsequent year in which this Plan applies, the cash bonus and/or the stock options and restricted stock grants under the Executive Performance Plan would be paid out and/or issued in January of the subsequent year, based on the achievement of specified performance goals for the applicable performance year, and otherwise based on the Committee’s evaluation of individual performance).

EQUITY TYPE - Two equity instruments are anticipated to be used in the Executive Performance Plan: stock options and restricted stock.  The Committee’s intent is to use incentive stock options (as defined in IRC § 422) whenever practical.  All equity awards described in this Executive Performance Plan will be issued under and pursuant to the terms of the SCBT Financial Corporation Omnibus Stock and Performance Plan, unless another equity plan has been duly adopted in accordance with applicable law and stock exchange requirements, in which case the Committee may also elect to issue stock options or restricted stock under such equity plan.

PARTICIPANTS - The Committee shall have the discretion to designate the key officers and employees who will participate in the Executive Performance Plan.

AWARDS - The Committee anticipates that three types of awards will be granted pursuant to this Executive Performance Plan, one of which is cash based and two of which are equity based (stock options and restricted stock).  The Company intends to reserve a number of shares of Common Stock for the annual award of stock options and annual grant of restricted stock to each participant.  However, the actual issuance or grant of options or restricted stock to each participant would likely be made at the beginning of the year following the applicable performance year, or as soon thereafter as practicable.  The Executive Performance Plan is primarily composed of performance-based opportunities but does permit individual performance bonus payments (including individual performance bonus payments for extraordinary events and/or performance).  Individual performance bonus payments are based on the Committee’s evaluation of the individual’s performance, provided that the Committee has no obligation to pay any such bonuses.  The Company’s achievement of certain performance goals, and the Committee’s evaluation of individual performance, will determine the actual amount of stock options and restricted stock that may be issued, and the issuance would be made during or after January of the year immediately following the relevant performance year.

ANNUAL PERFORMANCE GOALS

Under the Executive Performance Plan, performance-based opportunities may be based on levels of, maintenance of or changes in (or ratios or per share amounts based on) any of the following (as determined by the Committee, in its discretion): non-performing asset levels; the classified assets/capital ratio; regulatory ratings; net income; loans; deposits; earnings before extraordinary, nonrecurring and/or unusual items; net operating income; operating earnings; consolidated total revenue; market share; earnings before taxes; stock price; return on equity, tangible equity, or assets; total shareholders’ return; levels of expenses; overhead ratios;  efficiency ratios; loan quality (including classified assets); net charge offs, including ratios of charge-total loans or other measures; customer satisfaction scores; economic value added; and/ or any such other measures of soundness, profitability and/or growth as the Committee deems to be appropriate.  The performance-based Executive Performance Plan goals for a particular year shall be determined by the Committee and set forth on Annex A.

ANNUAL INDIVIDUAL PERFORMANCE BONUS OPPORTUNITY

Individual Performance bonus payments/issuances (including bonus payments/issuances for extraordinary events and/or performance), if any, are determined based on the Committee’s evaluation of individual performance.  The Committee may take into consideration, among other factors, team building, customer relations, strategic initiatives or other factors, as the Committee may deem to be appropriate in its discretion.

NEW PARTICIPANTS - If an executive joins the Company during an applicable Plan year, the Board may elect to include the new executive in the Executive Performance Plan for such year.  The executive would be awarded a pro rata annual award for such year.

TERMINATION OF EMPLOYMENT - Unless determined otherwise by the Committee, each option and restricted stock agreement will contain substantially the following provisions:

(a)  If the termination of employment is voluntary on the part of the participant and without written consent of the Company, or is by the Company with cause (as such term is defined in the participant’s employment agreement with the Company as then in effect, if any), the participant will (i) be entitled to retain all vested restricted stock but will forfeit any unvested awards and (ii) have 90 days to exercise any vested stock options but will forfeit any unvested options.

(b)  If the termination of employment is by the Company without cause, the participant will (i) be entitled to retain all vested and unvested shares of restricted stock (and all unvested awards will vest immediately upon termination) and (ii) have 90 days to exercise any vested stock options but will forfeit any unvested options.

(c)  If termination is due to the participant’s death or retirement (defined as normal retirement at age 65 or a total of 25 years of service with the Company), (i) the participant (or the participant’s beneficiary) will receive not only the vested shares of restricted stock but also the number of shares earned but unvested (the remaining shares will vest upon the participant’s death or disability), and (ii) all outstanding stock options will vest upon the participant’s death or disability and the participant (or the participant’s beneficiary) will have one year (in the case of disability) and two years (in the case of death) to exercise the stock options.

(d)  In the event of a change in control, all earned but unvested shares of restricted stock and unvested stock options will become fully vested immediately.

STOCK OPTION AND RESTRICTED STOCK AGREEMENTS - The Company will prepare separate stock option and restricted stock agreements to reflect the issuance of the stock options and restricted stock described in this Executive Performance Plan.  The Company reserves full discretion to establish the terms of each such agreement, including terms that may be different from or inconsistent with those described in this Executive Performance Plan.  To the extent the terms of any such agreement prepared by the Company are inconsistent with the terms of this Executive Performance Plan, the terms of the individual agreement shall control.

DODD-FRANK ACT COMPLIANCE - The Dodd-Frank Act requires the SEC to direct the national securities exchanges and national securities associations to prohibit the listing of any security of an issuer that does not, among other things,  implement a policy (a “claw-back policy”) providing, among other things, that, in the event that the issuer is required to prepare an accounting restatement due to the material noncompliance of the issuer with any financial reporting requirement under the securities laws, the issuer will recover from any current or former executive officer of the issuer who received incentive-based compensation (including stock options awarded as compensation) during the 3-year period preceding the date on which the issuer is required to prepare an accounting restatement, based on the erroneous data, in excess of what would have been paid to the executive officer under the accounting restatement.  If and when SCBT adopts any such claw-back policy, any cash payments or equity awards under this Plan shall be subject to such claw-back policy if and to the extent provided in such claw-back policy.

MISCELLANEOUS - This Executive Performance Plan (which term includes any Annex attached hereto) is a statement of current intention only, and it does not create any legally binding rights in favor of any officer or employee of the Company to receive cash bonuses, stock options or restricted stock from the Company.  Any bonus payment/issuance under this Executive Performance Plan for 2012 performance shall be made before March 14, 2013; and if the Executive Performance Plan is applied in any subsequent year, then any bonus payment/issuance under this Executive Performance Plan for such year shall be made on or before March 14 of the year immediately subsequent to the performance year.  This timing requirement shall be binding, notwithstanding that the rest of the provisions of this Executive Performance Plan are non-binding, on the Company.  A participant must be employed by the Company on the date of payment/issuance in order to receive a payment/issuance under the Executive Performance Plan, unless the Committee determines otherwise in its sole discretion in a specific instance.  The Committee has the right to interpret this Executive Performance Plan in its sole discretion, and its interpretations shall be binding on any participants.  The Committee can modify, amend or terminate this Executive Performance Plan at any time.  This Executive Performance Plan is not intended to be exclusive; the Company may provide compensation in any other manner that it chooses.

ANNEX A

SCBT EXECUTIVE PERFORMANCE PLAN

STRUCTURE OF AWARDS FOR 2012 PERFORMANCE

For 2012, the Executive Performance Plan shall have cash and equity components:

1.                                      Cash Incentive: For 2012, the Executive Performance Plan will pay out 50% in the form of cash.  The amount of cash will be paid out 75% based upon applicable corporate goals and objectives for 2012 and 25% based upon an assessment of individual performance, also referred to herein as an individual performance bonus.  The specific amounts of cash paid out will depend upon the specific officer level.

2.                                      Equity Incentive: In addition to cash, for 2012 the Executive Performance Plan will pay out 50% in the form of equity.  The equity will be made up of both restricted stock and stock options as follows:

•              Restricted Stock: Of the equity granted, 75% will be in the form of restricted stock.  Of the total opportunity (cash & equity) for a given level, this will represent 37.5% of the total 100% opportunity level.  All 100% of the restricted stock will be granted based upon achievement of 2012 corporate goals and objectives.  The 30-day moving average of SCBT’s stock price will be utilized to determine the value of restricted stock and, accordingly, in calculating how many shares of restricted stock will be issued under the Executive Performance Plan for 2012.  Restricted stock will have four (4) year cliff vesting.

•              Stock Options: The remaining 25% of equity will be granted in the form of stock options, representing 12.5% of the total opportunity for a given level. Each stock option will have an exercise price equal to SCBT’s stock price on the grant date and will be valued based on the stock option’s fair value computed by SCBT’s financial reporting software in accordance with FASB ASC Topic 718. Stock options will be granted based upon an assessment of individual performance.  Stock options will vest 25% per year on the anniversary of the grant date.

Performance-Based Goals & Objectives: The specific 2012 goals and objectives are provided below.   The goals and objectives are predicated upon threshold performance where 50% of the opportunity is paid, target where 100% of the opportunity is paid, and maximum, where 170% of the opportunity is paid.

Individual Performance Bonus:  While goals & objectives dictate 75% of how the 2012 Executive Performance Plan will pay out with respect to the Cash Incentive component and Equity Incentive component, the other 25% will be based on assessment of individual performance for the Stock Options component and a portion of the Cash Incentive component.  The Stock Option component will be 100% based on individual evaluations.  The Committee may take into consideration, among other factors, team building, leadership development, other strategic initiatives and other qualitative and quantitative performance criteria as the Committee may deem to be appropriate in its judgment.  This is done to allow the Committee to, among other things, take into account actions, circumstances and events which are not necessarily formulaic in nature.

2012 SCBT Performance Plan Levels

	Total	Formula-Based Levels			Individual Evaluation(1)
	Opportunity	Threshold	Target	Max	Threshold	Target	Max
Payout as a % of Target	100%	50%	100%	170%	50%	100%	170%
Cash Incentive	50%	18.75%	37.5%	63.75%	6.25%	12.5%	21.25%
Restricted Stock	37.5%	18.75%	37.5%	63.75%	0%	0%	0%
Stock Options	12.5%	0%	0%	0%	6.25%	12.5%	21.25%

(1)         25% of the annual incentive plan (cash) opportunity, and the stock option portion of the long-term incentive plan (which stock options represent 25% of the long-term incentive opportunity), are based on individual evaluations, which may reflect qualitative and quantitative criteria as described in this Plan, and such criteria, the individual evaluations, the level of individual performance that constitutes threshold, target and maximum individual performance, and any related payout amounts (which amounts could be less than the threshold amount or could be between the threshold, target or maximum amounts) will be determined by the Committee in its sole judgment.

PERFORMANCE GOALS FOR 2012 - Three categories of performance goals will be used:  Soundness, Profitability, and Asset Growth.  The amount of cash bonus and restricted stock issued will depend on the level achieved for each performance goal.  Each award level will increase upon achievement of performance goals at the threshold, target or maximum level.  Payout will be prorated for performance between the levels of threshold, target and maximum.  For example, if non-performing assets are 2.195% (the mid point between threshold and target performance) then 75% (the mid point between the threshold and target payout) of target will be paid, as opposed to paying at the threshold level (50% of target for achieving the 2.00% threshold performance).  The Committee will approve the performance goals and confirm their achievement for each particular cash bonus or grant of restricted stock or stock options prior to making that cash bonus or particular grant, as applicable.

Overall Plan Triggers:  The performance-based payouts will only be made if both (i) the bank receives a composite rating from the principal bank regulator that is at least as high as the Company’s most recent rating, and (ii) aggregate net income for 2012 covers aggregate dividends paid in respect of 2012 performance (i.e., dividends paid in the second, third and fourth quarters of 2012 and the first quarter of 2013).

The “Soundness” goal is measured based on the following components:  (i) reduction in NPAs as a percentage of total assets by 7.4% (threshold), 12.7% (target), or 18.0% (maximum) as of December 31, 2012, compared to December 31, 2011; and (ii) maintaining an asset quality rating from the principal bank regulator that is at least as high as the Company’s most recent rating (achieving this objective results in a maximum payout under this soundness subcategory clause (ii), and there is no payout under this soundness subcategory clause (ii) if this objective is not achieved).  The “Soundness” goal is weighted at 25% of the total performance-based opportunity under the Executive Performance Plan (with the percentage of non-performing assets determining 12.5% of the total performance-based opportunity and the asset quality rating determining 12.5% of the total performance-based opportunity).

The “Profitability” goal is achieved by reaching earnings per share of 86.5% of the budgeted amount (threshold), reaching 100% of the budgeted amount (target), or reaching 113.5% of the budgeted amount (maximum).  The “Profitability” goal is weighted at 50% of the total performance-based opportunity under the Executive Performance Plan for 2012.

The “Asset Growth” goal is measured by increasing the percentage growth in total assets in 2012, compared to the percentage growth in total assets in 2011, by 2.4% (threshold), 14.3% (target) or 26.2% (maximum).  The “Asset Growth” goal is weighted at an aggregate of 25% of the total performance-based opportunity under the Executive Performance Plan.

The performance goals and associated payouts are summarized in the chart below.

2012 SCBT Formula-Based Plan Goals

	Soundness (25%)		Profitability (50%)	Growth (25%)
	% Decrease in NPA Level (12.5%)	Asset Quality(1) (12.5%)	EPS (as a % of budget)	% Increase in % Growth in Assets over 2011 % Growth in Assets
Threshold	7.4%	See footnote 1	86.5%	2.40%
Target	12.7%		100%	14.3%
Maximum	18.0%		113.5%	26.2%

(1)         The “Asset Quality” component of Soundness is achieved by maintaining an asset quality rating from the principal bank regulator that is at least as high as the Company’s most recent rating (achieving this objective results in a maximum payout under this soundness subcategory clause, and there is no payout under this soundness subcategory if this objective is not achieved).

PERFORMANCE-BASED (FORMULA-BASED) CASH INCENTIVE - Annex B shows the applicable percentage of each participant’s base salary that the participant is eligible to receive if the performance-based goals of the Company are achieved at the threshold (50% of target opportunity), target, or maximum (170% of target opportunity) levels.

INDIVIDUAL PERFORMANCE-BASED CASH INCENTIVE - Participants would also be eligible for an individual evaluation-based cash incentive based on service in 2012.  The Committee will set the level of such cash payouts that any participant receives, if any, up to a maximum payout of one-third (1/3) of the value of the maximum performance-based cash opportunity level for the particular participant based on performance in 2012 (regardless of whether any of the performance-based goals have been achieved).

PERFORMANCE-BASED (FORMULA-BASED) EQUITY INCENTIVE - Annex B shows the applicable percentage of the each participant’s base salary that the participant would be eligible to receive in shares of restricted stock if the performance-based goals of the Company are achieved at the threshold (50% of

target opportunity), target, or maximum (170% of target opportunity) levels.   Dividends paid and voting rights will be attached to all shares of restricted stock issued under the Executive Performance Plan for 2012.

INDIVIDUAL PERFORMANCE-BASED EQUITY INCENTIVE — Participants would also be eligible for an individual evaluation -based equity incentive (stock options) based on service in 2012.  The Committee will set the level of such grants of stock options that any participant receives, if any, up to a maximum value (determined as set forth in the Executive Performance Plan) of one-third (1/3) of the value of the maximum performance-based equity (restricted stock) opportunity level for the particular participant based on performance in 2012 (regardless of whether any of the performance-based goals have been achieved).

Any merger or acquisition related activity awards payout may result in adjustments to the 2012 Executive Performance Plan, to be determined by the Committee.

POTENTIAL CLAW-BACKS: If and when SCBT adopts any claw-back policy, any cash payments or equity awards under this Plan may be made subject to any such claw-back policy if and to the extent determined by the Committee.

ANNEX B

SCBT EXECUTIVE PERFORMANCE PLAN

2012 PERFORMANCE PLAN OPPORTUNITIES

		AIP Opportunity (1)			LTI Opportunity (1)			Total Opportunity (AIP + LTI) (1)
Name	Position	Thresh	Target	Max	Thresh	Target	Max	Thresh	Target	Max
Payout Spread		(50)%	(100)%	(170)%	(50)%	(100)%	(170)%	(50)%	(100)%	(170)%
Robert Hill	President and CEO	26.0%	52.0%	88.0%	26.0%	52.0%	88.0%	52.0%	104.0%	176.0%
John Pollok	Senior EVP, CFO	25.0%	50.0%	84.0%	25.0%	50.0%	84.0%	50.0%	100.0%	168.0%
John Windley	President of SCBT, N.A.	21.5%	43.0%	73.0%	21.5%	43.0%	73.0%	43.0%	86.0%	146.0%
Joe Burns	Sr. EVP, Chief Risk Off.	21.5%	43.0%	73.0%	21.5%	43.0%	73.0%	43.0%	86.0%	146.0%

(1)         25% of the annual incentive plan (cash) opportunity, and the stock option portion of the long-term incentive plan (which stock options represent 25% of the long-term incentive opportunity), are based on individual evaluations, which may reflect qualitative and quantitative criteria as described in the Executive Performance Plan, and such criteria, the individual evaluations, the level of individual performance that constitutes threshold, target and maximum individual performance, and any related payout amounts (which amounts could be less than the threshold amount or could be between the threshold, target or maximum amounts) will be determined by the Committee in its sole judgment.